Exhibit 99.1

June 22, 2012 08:00 AM Eastern Daylight Time

Forest Oil Appoints Patrick R. McDonald as Interim Chief Executive Officer

Board Initiates Search for Permanent CEO

DENVER--(BUSINESS WIRE)--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that the Company’s Board of Directors has appointed Patrick R. McDonald, an experienced industry leader and member of the Forest Board of Directors, to serve as Interim Chief Executive Officer, effective immediately.

Mr. McDonald succeeds H. Craig Clark as Chief Executive Officer. Mr. Clark was appointed as President and Chief Executive Officer and as a director of Forest in July 2003.

James D. Lightner, Chairman of the Board of Directors, stated, “On behalf of the Board and everyone at Forest, I thank Craig for his dedication and professionalism during his ten years with the Company. We wish him well in his future endeavors.”

The Board has initiated a search process for a permanent Chief Executive Officer, and has retained Spencer Stuart, a leading executive recruiting firm, to assist in the process. In connection with Spencer Stuart’s review of candidates, Mr. McDonald has asked not to be considered for a permanent role.

Mr. Lightner continued, “We are fortunate to have a proven leader of Patrick McDonald’s caliber to step into the role of Interim CEO. As a member of the Forest Board of Directors since 2004, Pat has an intimate knowledge of the Company’s management team, strategy and assets. Furthermore, Pat has more than 20 years of experience as a CEO in the industry, which will be invaluable to Forest as we conduct our CEO search.”

Mr. Lightner concluded, “Forest has valuable assets, hard-working and talented employees, and tremendous potential, and the Board is confident that the Company can significantly increase shareholder value. We will remain focused on executing our strategic plan: driving strong cash flow generation by growing Forest’s oil and liquids production, while maintaining our prudent approach to portfolio management and controlling the bottom line. Among Pat’s first priorities will be to personally involve himself in Forest’s Eagle Ford shale process and in concluding other transactions in progress to reduce debt.”

About Patrick R. McDonald

Patrick R. McDonald, age 55, has been a director since 2004. Mr. McDonald has served as Chief Executive Officer, President and Director of Carbon Natural Gas Company, an oil and gas exploration company, since April 2003 and will continue to serve in those capacities. From 1998 to 2003, Mr. McDonald served as President, Chief Executive Officer, and Director of Carbon Energy Corporation, an oil and gas exploration and production company. From 1987 to 1997, Mr. McDonald served as Chief Executive Officer, President and Director of Interenergy Corporation, a natural gas gathering, processing, and marketing company. Prior to that he worked as an exploration geologist with Texaco International Exploration Company where he was responsible for oil and gas exploration efforts in the Middle East and Far East. As a member of the Forest Board of Directors, Mr. McDonald serves on the Audit Committee and as Chairman of the Compensation Committee. He is also the Chairman of the Board of Directors of Lone Pine Resources. He is a Certified Petroleum Geologist and is a member of the American Association of Petroleum Geologists. Mr. McDonald received a Bachelor’s degree in geology and economics from Ohio Wesleyan University and an MBA in finance from New York University.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

Contacts

Investors

Forest Oil Corporation

Larry C. Busnardo, 303-812-1441

Director – Investor Relations

or

Media

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Andrew Siegel

212-355-4449